Exhibit 10.01

Explanatory Note

               The following agreement has been entered into by certain of our employees in connection with the Company’s Stock Issuance Program under its 2000 Stock Incentive Plan.

               The Stock Issuance Program is a component of the Company’s cost management efforts.  Effective July 1, 2002, 24% of the Company’s employees (after a headcount reduction in June 2002) realized a 10% annual reduction in future cash compensation.  Three executive officers had previously reduced their annual cash compensation between 8%-10% effective December 1, 2001. These officers now realize reductions of approximately 17-20% of their annual cash compensation.  The reductions in cash compensation for all employees will be replaced in equal amounts by compensation in the form of the Company’s common stock under the terms of the Stock Issuance Program.

               Participants in this program include the following executive officers: Robert L. Erwin; John D. Fowler, Jr.; David R. McGee; Ronald J. Artale; John S. Rakitan; Laurence K. Grill; R. Barry Holtz; Robert J. Walden; and Michael D. Centron.

LARGE SCALE BIOLOGY CORPORATION

STOCK ISSUANCE AGREEMENT

            THIS AGREEMENT is made as of this 30th day of September 2002, by and between Large Scale Biology Corporation (“Corporation”), and _________________ (“Participant”).

             Except to the extent the context clearly indicates otherwise, each capitalized term used in this Agreement shall have the meaning assigned to such term in Article XI hereof.

I. AWARD OF SHARES

          1.1     Award.  In consideration of Participant’s past and continued Service with the Corporation, the Corporation hereby agrees to issue to Participant shares of common stock (the “Shares”) pursuant to the provisions of the Plan and this Agreement.  Commencing on September 30, 2002 and on the last day of each of the next three successive calendar quarters thereafter, the Corporation shall award to Participant, provided Participant remains in Service on such dates, a quantity of Shares (to the nearest whole share) having an aggregate value of $___________ based on the per share Issuance Price.

1.2 Participant’s Acceptance. Participant hereby agrees to accept the award of the Shares under the terms and conditions of this Agreement and the Plan.

          1.3     Issuance Price.  The per share Issuance Price of the Shares is the respective per share closing price of the Corporation’s common stock on NASDAQ on the last day of the calendar quarter or the last trading day on NASDAQ for the calendar quarter if the common stock is not traded on the last day of the calendar quarter.

1.4 Delivery of Certificates. The certificates representing the Shares hereunder shall be held in escrow by the Treasurer of the Corporation as provided in Article VII hereof.

          1.4     Shareholder Rights.  Until such time as the Corporation actually exercises its Purchase Right under Article V of this Agreement, Participant (or any successor in interest) shall have all the rights of a shareholder (including voting and dividend rights) with respect to the Shares, including the Shares held in escrow under Article VII, subject, however, to the transfer restrictions of Article IV.

II. DISPOSITION OF UNVESTED SHARES

          2.1     Disposition of Shares.  Participant hereby agrees that Participant shall make no disposition of the Unvested Shares other than a permitted transfer under paragraph 4.1 and no such disposition shall be effective unless and until:

(i) Participant shall have notified the Corporation of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(ii) Participant shall have complied with all requirements of this Agreement applicable to the disposition of the Unvested Shares;

          (iii)       Participant shall have provided the Corporation with written assurances, in form and substance satisfactory to the Corporation, that (a) the proposed disposition does not require registration of the Shares under the 1933 Act or (b) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or of any exemption from registration available under the 1933 Act (including Rule 144) has been taken; and

          The Corporation shall not be required (i) to transfer on its books any Shares which have been transferred in violation of the provisions of Articles II or IV nor (ii) to treat as the Owner of the Shares, or otherwise to accord voting or dividend rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

          2.2     Restrictive Legend.  In order to reflect the restrictions on disposition of the Shares, the stock certificates for the Shares will be endorsed with restrictive legends, including the following legend:

“This certificate and the shares represented hereby may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement effective September 30, 2002, between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). Such agreement grants certain purchase rights to the Corporation (or its assignees). The Corporation will upon written request furnish a copy of such agreement to the holder hereof without charge.”

III. SPECIAL TAX PROVISIONS

          3.1     Section 83(b) Election. The Participant understands that under Section 83 of the Code, the fair market value of the Shares on the date the Purchase Right applicable to such Shares lapses will be reportable as ordinary income at that time.  In the event the Corporation exercises its Purchase Right, the Participant will realize ordinary income on the effective date of such exercise equal to the total purchase amount (the quantity of Shares purchased multiplied by the Issuance Price).  For this purpose, the Purchase Right includes the right of the Corporation to purchase the Shares pursuant to Article V of this Agreement. Participant understands that he/she may elect under Section 83(b) of the Code to be taxed at the time the Shares are awarded hereunder, rather than when and as such Shares are purchased by the Corporation or cease to be subject to the Purchase Right. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of each award of Shares.  The form for making this election is attached as Exhibit A hereto. Participant understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Participant when the Shares are purchased by the Corporation or cease to be subject to the Purchase Right.  Participant also understands that an election to be taxed under Section 83(b) involves an assumed risk by the Participant that they will not be able to subsequently qualify for a tax deduction equal to the value of any forfeited Shares.  PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS

REPRESENTATIVES TO MAKE THIS FILING ON HIS/HER BEHALF. This filing should be made by registered or certified mail, return receipt requested, and Participant must retain two (2) copies of the completed form for filing with his/her state and Federal tax returns for the current tax year, a copy to the Corporation’s Treasurer, and an additional copy for his/her personal records.

          The Corporation recommends that Participant obtain competent independent tax advice from a licensed tax professional as to whether or not Participant should make an election under Section 83(b) with regard to any Shares awarded to Participant under this Agreement.

          3.2     Surrender of Shares to Pay Income and Employment Taxes.  If Participant will be taxed on the Shares at the time of the lapse of the Purchase Right as provided in paragraph 5.4 rather than at the time of award of the Shares to the Participant due to Participant’s Section 83(b) election, Participant may elect to transfer to the Corporation vested Shares or other common stock of the Corporation owned free and clear by Participant with a fair market value equal to the lesser of the applicable withholding taxes calculated at the supplemental Federal, state and local rates or the Participant’s actual withholding taxes to which the Participant may become subject in connection with any Shares becoming substantially vested under Section 83 of the Code at that time provided that Participant is in Service at such time and the Shares are traded on NASDAQ.  However, no Shares or common stock will actually be accepted in satisfaction of such withholding and employment tax liability except to the extent any such Shares or common stock is valued at fair market value determined by the NASDAQ closing selling price of common stock on the date the Shares are deemed substantially vested under Section 83 of the Code, or if there is no closing selling price for common stock on the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

          3.3     Tax Advice.  The Corporation makes no warranties or representations to Participant with respect to the income tax consequences of the transactions contemplated by this Agreement regarding the Shares, and Participant is in no manner relying on the Corporation or the Corporation’s representatives for an assessment of such tax consequences.

          3.4     Amendment by Corporation.  The Corporation in its sole and absolute discretion may make changes and modifications to this Agreement to provide for forfeiture restrictions and other conditions applicable to the Shares reasonably necessary so that the Shares will not be deemed to be substantially vested as provided under Section 83 of the Code until lapse of the Purchase Right as provided in paragraph 5.4.

IV. TRANSFER RESTRICTIONS

          4.1     Restriction on Transfer.  Participant shall not transfer, sell, assign, encumber or otherwise dispose of any of the Unvested Shares which are subject to the service requirement under paragraph 5.1 and/or the Corporation’s Purchase Right under paragraph 5.2 until the Shares are not subject to both the service requirement and the Purchase Right.  Such restrictions on transfer, however, shall not be applicable to (i) a gratuitous transfer of the Shares made to the Participant’s spouse or issue, including adopted children; a trust for the exclusive benefit of the Participant or the Participant’s spouse or issue; or a former spouse, provided and only if the Participant obtains the Corporation’s prior written consent to such transfer, or (ii) a transfer of title to the Shares is effected pursuant to the Participant’s will or the laws of intestate succession or pursuant to a valid domestic relations court order.

          4.2     Transferee Obligations.  Each person other than the Corporation (or the legal representative of such persons such as the guardian of the estate of a minor child or the trustee(s) of a trust) to whom the Unvested Shares are transferred by means of one of the permitted transfers specified in paragraph 4.1 must, as a condition precedent to the validity of such transfer, acknowledge and agree in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred Shares are subject to the service requirement under paragraph 5.1 and the Corporation’s Purchase Right under paragraph 5.2 hereunder to the same extent such Shares would be so subject if retained by the Participant.

V. PARTICIPANT SERVICE, PURCHASE RIGHT, AND LAPSE OF PURCHASE RIGHT

          5.1     Participant Service.  If a Participant ceases to remain in Service through June 30, 2003, then the Shares shall be forfeited and immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those Shares.

          5.2     Purchase Right.  The Corporation (or its assignees) is hereby granted the right, in accordance with the provisions of paragraph 5.3, to purchase at the Issuance Price all or (at the discretion of the Corporation) any portion of the Unvested Shares that have not been forfeited pursuant to paragraph 5.1 hereof.

          5.3     Exercise of the Purchase Right.  The Corporation intends to, but is not obligated to, exercise the Purchase Right if and only if the Corporation does not realize Positive Operating Cash Flows for the six month period ending June 30, 2005.  The Corporation has a history of negative operating cash flows and management considers the realization of Positive Operating Cash Flows by the six month period ending June 30, 2005 to be a reasonable performance goal that is related to the purpose of this Agreement.  Exercise of the Purchase Right shall be communicated by written notice delivered in accordance with paragraph 9.3 to the Owner of the Unvested Shares at any time prior to July 31, 2005. The notice shall indicate the number of Unvested Shares to be purchased and the date on which the purchase is to be effected, such date to be not more than thirty (30) days after the date of notice.

          5.4     Lapse of the Purchase Right.  The Purchase Right shall lapse, and cease to be exercisable, with respect to any and all Shares if; 1) the Corporation realizes Positive Operating Cash Flows for the six month period ending June 30, 2005, or 2) the Corporation does not exercise its Purchase Right in accordance with paragraph 5.3.

          5.5     Fractional Shares.  No fractional shares shall be purchased by the Corporation. Accordingly, should the Purchase Right extend to a fractional share (in accordance with the provisions of paragraphs 5.2 and 5.6), then such fractional share shall be added to any fractional share in which the Participant is at such time vested in order to make one whole vested share no longer subject to the Purchase Right.

          5.6     Additional Shares or Substituted Securities.  In the event of any stock dividend, stock split, recapitalization or other change affecting the Corporation’s outstanding common stock as a class effected without receipt of consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of any such transaction distributed with respect to the Shares shall be immediately subject to the service requirement under paragraph 5.1 and the Purchase Right under paragraph 5.2, but only to the extent the Shares are at the time covered by such requirement or right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number of Shares at the time subject to the Purchase Right hereunder and to the price per share to be paid upon the exercise of the Purchase Right in order to reflect the effect of any such transaction upon the Corporation’s capital structure; provided, however, that the aggregate price paid for such Shares shall remain the same.

5.7 Corporate Transaction.

          (i)          Upon the occurrence of a Corporate Transaction, the service requirement under paragraph 5.1 and the Purchase Right under paragraph 5.2 shall automatically lapse in their entirety, and the Participant shall immediately acquire a vested interest in all the Shares, except to the extent the Purchase Right is to be assigned to the successor corporation (or its parent company) in connection with such Corporate Transaction.

          (ii)          To the extent the Purchase Right remains in effect following such Corporate Transaction, it shall apply to the new capital stock or other property (including cash) received in exchange for the Shares in consummation of the Corporate Transaction, but only to the extent the Shares are at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise of the Purchase Right to reflect the effect of the Corporate Transaction upon the Corporation’s capital structure; provided, however, that the aggregate price paid for such Shares shall remain the same.

VI. TERM AND TERMINATION

          The term of this Agreement shall commence on September 30, 2002 and continue through June 30, 2005.  The Corporation shall have the right at any time to terminate this Agreement in its sole discretion upon thirty (30) days prior written notice to the Participant but without prejudice to the rights of Participant’s interest in any Shares for which the Purchase Right has or will lapse in accordance with paragraph 5.4 prior to such termination.  The Corporation in its sole and absolute discretion may extend the term of this Agreement to include additional awards of common stock in varying amounts and make conforming changes to this Agreement consistent with such extension of the term and issuance of additional awards of common stock to the Participant.

VII. ESCROW

          7.1     Deposit.  Upon issuance, the certificates for any Unvested Shares shall be deposited in escrow with the Corporation to be held in accordance with the provisions of this Article VII.  Each deposited certificate shall be accompanied by a duly executed

Assignment Separate From Certificate in the form of Exhibit B.  The deposited certificates, pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation in accordance with paragraph 7.3.  Upon delivery of the certificates to the Corporation, the Owner shall be issued an instrument of deposit acknowledging the number of Unvested Shares delivered in escrow to the Corporation.

          7.2     Recapitalization.  All regular cash dividends on the Unvested Shares shall be paid directly to the Owner and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Corporation’s outstanding Common Stock as a class effected without receipt of consideration or in the event of a Corporate Transaction, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Unvested Shares shall be immediately delivered to the Corporation to be held in escrow under this Article VII, but only to the extent the Unvested Shares are at the time subject to the escrow requirements of paragraph 7.1.

          7.3     Release/Surrender.  The Unvested Shares held in escrow hereunder that have not been forfeited pursuant to paragraph 5.1, shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Corporation for purchase and cancellation:

          (i)          Should the Corporation (or its assignees) elect to exercise the Purchase Right under Article V with respect to any Unvested Shares, then the escrowed certificates for such Unvested Shares shall be delivered to the Corporation concurrently with the payment to the Owner in cash or cash equivalent of an amount equal to the aggregate Issuance Price for such Unvested Shares, and the Owner shall cease to have any further rights or claims with respect to such Unvested Shares.

          (ii)          As the interest of the Participant in the Unvested Shares (or any other assets or securities attributable thereto) vests and is no longer subject to the Purchase Right in accordance with the provisions of Article V, the certificates for such vested Shares shall be released from escrow and delivered to the Owner in accordance with the following schedule:

              a.          Shares for which the Purchase Right lapses in accordance with paragraph 5.4 shall be released within thirty (30) days from escrow and mailed to the last known address of the Owner as shown on the Corporation’s records.

              b.          Upon any earlier termination of the Corporation’s Purchase Right in accordance with the applicable provisions of Article V, the Shares at the time held in escrow hereunder shall be released within 30 days to the Owner as fully vested Shares or other property.

VIII. CESSATION OF SERVICE

          8.1          The Plan Administrator may in its sole and absolute discretion waive the surrender and forfeiture of one or more Unvested Shares which would otherwise occur upon cessation of Participant’s Service under paragraph 5.1.

          8.2          If Participant dies while holding the Unvested Shares, then the personal representative of Participant’s estate or the person or persons to whom the Unvested Shares are transferred pursuant to Participant’s will or the laws of inheritance shall have the right to receive the Unvested Shares.  However, if Participant has designated one or more beneficiaries of Shares, then those persons shall have the exclusive right to receive vested Shares following Participant’s death.

          8.3          If Participant ceases Service prior to July 1, 2003 by reason of Permanent Disability while holding the Unvested Shares, then such Unvested Shares may vest at the discretion of the Plan Administrator.

          8.4          If Participant’s Service is terminated for Misconduct or if Participant otherwise engages in any Misconduct while Participant’s Shares are deemed to be Unvested Shares, then all such Unvested Shares shall be forfeited and surrendered for cancellation to the Corporation.

IX. GENERAL PROVISIONS

          9.1          Assignment.  The Corporation may assign its Purchase Right under Article V to any person or entity selected by the Corporation’s Board of Directors, including (without limitation) one or more shareholders of the Corporation.

          If the assignee of the Purchase Right is other than a Parent or Subsidiary corporation of the Corporation, then such assignee must make a cash payment to the Corporation, upon the assignment of the Purchase Right, in an amount equal to the excess (if any) of (i) the fair market value of the Unvested Shares at the time subject to the assigned Purchase Right over (ii) the aggregate purchase price payable for the Unvested Shares thereunder.

          9.2          No Employment or Service Contract.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Service of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason whatsoever, with or without cause.

          9.3          Notices.  Any notice required in connection with (i) the Purchase Right or (ii) the disposition of any Shares covered thereby shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph 9.3 to all other parties to this Agreement.

9.4 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

          9.5          Cancellation of Shares.  If the Corporation (or its assignees) shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with Article V of this Agreement, then from and after such time, the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such Shares shall be deemed purchased in accordance with the applicable provisions hereof and the Corporation (or its assignees) shall be deemed the Owner and holder of such Shares, whether or not the certificates therefor have been delivered as required by this Agreement.

          9.6          Regulatory Approval.  The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any award of common stock pursuant to this Agreement shall relieve the Corporation of any liability with respect to the non-issuance of the common stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

X. MISCELLANEOUS PROVISIONS

          10.1        Participant Undertaking.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares pursuant to the express provisions of this Agreement.

          10.2        Agreement is Entire Contract.  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the express terms and provisions of the Plan.

          10.3        Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          10.5        Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, legatees, distributes, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

XI. DEFINITIONS

The following definitions shall be in effect for all purposes of this Agreement:

11.1 Code means the Internal Revenue Code of 1986, as amended.

11.2 Corporation means Large Scale Biology Corporation, a Delaware corporation.

11.3 Corporate Transaction means either of the following shareholder-approved transactions to which the Corporation is a party.

              (i)         a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outside securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transactions, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

11.4 Exchange Act means the securities Exchange Act of 1934, as amended

11.5 1933 Act means the Securities Act of 1933, as amended.

          11.6        Misconduct means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

11.7 NASDAQ means the NASDAQ National Market.

          11.8        Owner means, the Participant and all subsequent holders of the Shares who derive their chain of ownership through a permitted transfer from the Participant in accordance with paragraph 4.1 of this Agreement.

          11.9        Parent corporation means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          11.10      Permanent Disability means the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

11.11 Plan means the Large Scale Biology Corporation 2000 Stock Incentive Plan.

11.12 Plan Administrator means either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

          11.13      Positive Operating Cash Flows means an amount equal to or greater than $1.00 and described as “Net cash provided by operating activities” (or some other description that implies the same objective) in the Corporation’s consolidated statement of cash flows as reported in a quarterly or annual report and filed with the Securities and Exchange Commission.

          11.14      Service means the performance of services for the Corporation or any Parent or Subsidiary Corporation by an individual in the capacity of an employee or an independent contractor or advisor.  The Participant shall be deemed to remain in Service for so long as such individual renders services to the Corporation or any Parent or Subsidiary corporation on a periodic basis in the capacity of an employee or an independent consultant or advisor.

          11.15      Subsidiary corporation means each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          11.16      Unvested Shares means the Shares for which the service requirement and/or the Purchase Right of the Corporation under Article V have not lapsed in accordance with paragraphs 5.1 and 5.4 of this Agreement.

          IN WITNESS WHEREOF, the parties have Agreement on the day and year first indicated above.

LARGE SCALE BIOLOGY CORPORATION

Participant[1]

By

	John D. Fowler, Jr.	Name of Participant

Title	President

Address of Participant

1 I have received and/or completed, executed and retained the I.R.C. Section 83(b) election that was attached hereto as Exhibit A.  As set forth in Article III, I understand that I am not obligated to make an I.R.C. Section 83(b) election, but if I intend to make such an election that I, and not the Corporation, will be responsible for completing the form and filing the election with the appropriate offices of the federal and state tax authorities and that if such filing is not completed within thirty (30) days after the date of each issuance of Shares under this Agreement, I will not be entitled to the tax benefits provided by Section 83(b).  I have read and understand paragraph 3.1 and that the Corporation recommends that I obtain competent, independent advice from a licensed tax professional as to whether or not I should make an election under Section 83(b) with regard to any Shares awarded to me under this Agreement.

EXHIBIT A
SECTION 83(b) ELECTION

            This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name: _____________________________________________

Address: ___________________________________________

Taxpayer Identification No.: ___________________________

(2)	The property with respect to which the election is being made is «Shares» shares of the common stock of Large Scale Biology Corporation.

(3)	The property was issued on «Date».

(4)	The taxable year in which the election is being made is the calendar year ___________.

(5)

The property is subject to a purchase right pursuant to which the issuer has the right to acquire the property at the original issue price if for any reason taxpayer does not complete the required service and the Corporation does not achieve positive operating cash flows.  The issuer’s purchase right lapses on July 1, 2005.

(6)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is ________ per share.

(7)	No money was paid for such property.

(8)	A copy of this statement was furnished to Large Scale Biology Corporation for whom taxpayer rendered the services underlying the transfer of property.

(9)	This statement is executed on __________________________________________.

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the issuance of the Shares each quarter.  This filing should be made by registered or certified mail, return receipt requested.  Participant must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.  At the time of the filing, Participant shall provide one copy of the completed form to the Treasurer of the Corporation.

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

          FOR VALUE RECEIVED ________________ hereby sell(s), assign(s) and transfer(s) unto Large Scale Biology Corporation (the “Corporation”), ______________________________ (__________) shares of the Common Stock of the Corporation standing in his or her name on the books of the Corporation represented by Certificate No. __________________________ herewith and do(es) hereby irrevocably constitute and appoint ________________________ (Corporation’s Treasurer) Attorney-in-Fact to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

Signature:

Instruction:  Please do not fill in any blanks other than the signature line.  Please sign exactly as you would like your name to appear on the issued stock certificate.  The purpose of this assignment is to enable the Corporation to exercise the Purchase Right without requiring additional signatures on the part of the Participant.